Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports 2017 First Quarter Results

Sales for the first quarter of 2017 increased 17% to $1,153.8 million; adjusted sales increased 18% to $1,158.9 million

Polaris N.A. retail sales performance exceeded Company expectations in the first quarter; ORV market share stabilizing; Indian Motorcycle® market share gains continued during the quarter

First quarter 2017 reported net loss was $0.05 per diluted share; adjusted net income for the same period was $0.75 per diluted share, slightly ahead of expectations

Total dealer inventory was down 8% year-over-year; ORV dealer inventory was down 9%

Polaris reiterated its full year 2017 outlook with adjusted net income expected to be in the range of $4.25 to $4.50 per diluted share with adjusted sales for the full year 2017 expected in the range of up 10% to 13%

Note: the results and guidance in this release, including the highlights above, include references to non-GAAP operating measures, which are identified by the word “adjusted” preceding the measure. A reconciliation of GAAP to non-GAAP measures can be found at the end of this release.

MINNEAPOLIS--(BUSINESS WIRE)--April 25, 2017--Polaris Industries Inc. (NYSE: PII) today reported first quarter 2017 sales of $1,153.8 million, up 17 percent, from $983.0 million for the first quarter of 2016. Adjusted sales, which excludes the impact from Victory Motorcycles® net sales for the first quarter of 2017, were $1,158.9 million compared to $983.0 million in the prior year period. The Company reported a first quarter 2017 net loss of $2.9 million, or $0.05 per diluted share, compared with net income of $46.9 million, or $0.71 per diluted share, for the 2016 first quarter. The reported net loss included costs related to the wind down of Victory Motorcycles and certain TAP integration and inventory step up costs taken in the first quarter. Adjusted net income for the quarter ended March 31, 2017, excluding these costs, was $48.3 million, or $0.75 per diluted share.

“While we reported an expected net loss for the quarter, adjusted earnings were slightly ahead of our expectations. We saw continued strong performance from Indian Motorcycle and our ORV business improved its performance in the face of heavy competitive activity and a sluggish powersports environment. Overall, our dealer channel remains healthy with inventories down eight percent, and we continue to diligently work to enhance our dealer engagement,” commented Scott Wine, Chairman and Chief Executive Officer of Polaris Industries.

Wine continued, “We have made significant investments in people, processes and technology to support prevention, identification and remediation of safety and quality issues and we are identifying them earlier and reacting more quickly. The safety of our riders and vehicles is our number one priority, and we will continue to develop the processes required to deliver best-in-class performance in this area. Further, we are aggressively investing in the development of innovative products that will further solidify Polaris’ position as the leader in powersports. Our first quarter results reflect our commitment to quickly and sustainably improve our strategic and tactical execution, continue enhancing overall safety and quality, and building superior products for our customers.”

Off-Road Vehicle (“ORV”) and Snowmobile segment sales, including their respective PG&A related sales, were $724.1 million for the first quarter of 2017, compared with $708.1 million for the first quarter for the prior year representing a two percent increase, year-over-year. PG&A sales for ORV and Snowmobiles combined, increased 13 percent in the 2017 first quarter compared to last year. Gross profit increased three percent to $213.0 million, or 29.4 percent of sales, in the first quarter of 2017, compared to $206.0 million, or 29.1 percent of sales, in the first quarter of 2016. Gross profit percentage increased primarily due to product mix.

ORV wholegood sales for the first quarter of 2017 were approximately flat as the Company began shipping at more normalized rates. Polaris North American ORV unit retail sales for the first quarter of 2017 were down mid-single digits percent from the 2016 first quarter, which included consumer purchases for side-by-side vehicles down low-single digits percent and ATV retail sales down low-double digits percent. The North American ORV industry was down mid-single digits percent compared to the first quarter last year. ORV dealer inventory was down nine percent in the 2017 first quarter compared to the same period last year.

Snowmobile wholegood sales in the first quarter of 2017 decreased three percent due to timing of shipments during the quarter. While the snow season did not meet our expectations, dealer inventory finished below last year and we received a strong reception to our all-new model year 2018 Polaris® TITAN™, the industry’s most capable extreme crossover snowmobile.

Motorcycle segment sales, including its PG&A related sales in the first quarter of 2017, was $120.3 million, a decrease of 35 percent compared to $185.3 million reported in the first quarter of 2016 which included $46.3 million of Victory Motorcycles wholegood, accessory and apparel sales. Indian Motorcycle wholegood sales increased in the first quarter driven by strong retail sales, offset by lower Slingshot® sales which were negatively impacted by low availability of salable product due to quality holds during the quarter. Gross profit for the first quarter of 2017 was a negative $19.9 million compared to positive $27.3 million in the first quarter of 2016. Adjusted for the Victory wind down costs of $38.6 million, motorcycle gross profit was a positive $18.7 million, down from the first quarter last year due to product mix and lower Slingshot volume.

North American consumer retail demand for the Polaris motorcycle segment, including Indian Motorcycle and Slingshot, was down mid-single digits percent during the 2017 first quarter, while the overall motorcycle industry retail sales, 900cc and above, was down mid-single digits percent in the 2017 first quarter. Indian Motorcycle retail sales increased low double-digits percent and continued to gain market share, partly driven by sales of the Company's new highly customizable, split-screen Ride Command™ touchscreen infotainment system available on Indian Chieftain® and Roadmaster® models. Additionally, during the quarter, the Company added its 10th model to the line-up with the introduction of the Roadmaster Classic with genuine leather saddlebags and trunk, giving it distinctive vintage styling. Slingshot retail sales were down significantly due to low product availability and a more difficult comparable as the Company released its top of the line Slingshot SLR model in the first quarter last year.

Global Adjacent Markets segment sales along with its PG&A related sales, increased 24 percent to $91.6 million in the 2017 first quarter compared to $74.1 million in the 2016 first quarter. Gross profit increased 38 percent to $28.1 million, or 30.7 percent of sales, in the first quarter of 2017, compared to $20.4 million, or 27.5 percent of sales, in the first quarter of 2016. Sales and gross profit were up primarily due to increased sales in the Company’s Government and Defense business in the 2017 first quarter which more than doubled from the previous year's quarter sales. Work and Transportation group wholegood sales were up 12 percent during the first quarter of 2017 primarily due to increased Aixam® sales and a full quarter of Taylor-Dunn® sales compared to last year.

Aftermarket segment sales which includes Transamerican Auto Parts ("TAP"), along with the Company's other aftermarket brands of Klim®, Kolpin®, Pro Armor®, Trail Tech and 509®, increased significantly to $217.8 million in the 2017 first quarter compared to $15.5 million in the 2016 first quarter. TAP added $202.0 million of sales in the first quarter of 2017. Gross profit increased significantly to $41.6 million, or 19.1 percent of sales in first quarter of 2017, compared to $4.7 million, or 30.3 percent of sales, in the first quarter of 2016. Adjusted for the TAP acquisition step-up adjustment, Aftermarket gross profit was $54.5 million, or 25.0 percent of sales. Sales and gross profit dollars were up primarily due to the addition of TAP acquired in the fourth quarter of 2016.

Supplemental Data:

Parts, Garments, and Accessories (“PG&A”) sales, excluding Aftermarket segment sales, increased 13 percent for the 2017 first quarter. The increase was primarily driven by higher ORV and Global Adjacent Markets related PG&A sales during the quarter.

International sales to customers outside of North America totaled $166.2 million for the first quarter of 2017, including PG&A, up two percent, from the same period in 2016.

Gross profit decreased two percent to $242.5 million for the first quarter of 2017 from $247.6 million in the first quarter of 2016. As a percentage of sales, reported gross profit margin was 21.0 percent compared with 25.2 percent of sales for the first quarter of 2016. Gross profit for the first quarter of 2017 includes the negative impact of $38.6 million of Victory wind down costs and $12.9 million in purchase accounting adjustments related to the TAP acquisition. Excluding these items, adjusted gross profit was $294.0 million, or 25.4 percent of sales. Gross margins on an adjusted basis improved slightly due to product cost reduction efforts generated through lean initiatives and favorable product mix offsetting increased warranty and promotional costs incurred during the quarter.

Operating expenses increased 27 percent for the first quarter of 2017 to $241.8 million from $189.9 million, including $6.0 million in Victory wind down costs and $3.3 million of TAP integration expenses. Excluding these costs, operating expenses increased primarily due to the addition of operating expenses from TAP, as well as more normalized variable compensation expenses and increased research and development expenses for ongoing product refinement and innovation.

Income from financial services was $20.4 million for the first quarter of 2017, up five percent compared with $19.5 million for the first quarter of 2016. The increase is attributable to higher income generated from the sale of extended service contracts.

Non-operating other expense, net, was $11.6 million for the first quarter of 2017, including $13.0 million in impairment charges on an investment related to the Victory wind down, versus $0.1 million in the first quarter of 2016. Excluding the impairment charge, the remaining change primarily relates to foreign currency exchange rate movements and the corresponding effects on foreign currency transactions related to the Company’s foreign subsidiaries.

The provision for income taxes for the first quarter of 2017 was $2.6 million, compared with $25.3 million for the first quarter of 2016. The reduction in the provision for income taxes is due to lower pretax income offset by certain non-deductible costs related to the Victory motorcycle wind down, incurred in the first quarter 2017.

Financial Position and Cash Flow

Net cash provided by operating activities was $50.9 million for the quarter ended March 31, 2017, compared to $139.0 million for the same period in 2016. The significant decrease in net cash provided by operating activities for the 2017 period was due to the net loss reported in the first quarter 2017 as well as the timing of warranty and other accrued expense payments and higher factory inventory ahead of the seasonally high spring retail selling season. Total debt for the quarter, including capital lease obligations and notes payable, was $1,177.7 million. The Company’s debt-to-total capital ratio was 58 percent at March 31, 2017, compared to 36 percent a year ago. Cash and cash equivalents were $137.5 million at March 31, 2017, down from $145.8 million for the same period in 2016.

Share Buyback Activity

During the first quarter 2017, the Company repurchased and retired 256,000 shares of its common stock for $21.8 million. As of March 31, 2017, the Company has authorization from its Board of Directors to repurchase up to an additional 7.2 million shares of Polaris stock.

2017 Business Outlook

The Company guidance range for the full year 2017 remains unchanged from previously issued guidance. The Company continues to expect adjusted net income to be in the range of $4.25 to $4.50 per diluted share, compared with adjusted net income of $3.48 per diluted share for 2016. Full year 2017 adjusted sales are anticipated to increase in the range of 10 percent to 13 percent over 2016 sales of $4,516.6 million, also unchanged from previously issued guidance.

Wind down of Victory Motorcycles

Polaris announced on January 9, 2017 its intention to wind down its Victory Motorcycles operations. The decision is expected to improve the long-term profitability of Polaris and its global motorcycle business, while materially improving the Company’s competitive position in the industry. The Company will record costs associated with supporting Victory dealers in selling their remaining inventory, the disposal of factory inventory, tooling, and other physical assets, and the cancellation of various supplier arrangements. These costs will be recorded in the 2017 income statement in respective sales, gross profit and operating expense beginning in the first quarter of 2017. These costs are excluded from Polaris’ 2017 sales and earnings guidance on a non-GAAP basis.

Use of Non-GAAP Financial Information

This press release and our related earnings call contains certain non-GAAP financial measures, consisting of “adjusted sales, gross profits, operating expenses, other expense, net income and net income per diluted share” as measures of our operating performance. Management believes these measures may be useful in performing meaningful comparisons of past and present operating results, to understand the performance of its ongoing operations and how management views the business. Reconciliations of adjusted non-GAAP measures to reported GAAP measures are included in the financial schedules contained in this press release. These measures, however, should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Fourth Quarter and Full Year Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss the 2017 first quarter results released this morning. The call will be hosted by Scott Wine, Chairman and CEO; Ken Pucel, Executive Vice President - Operations, Engineering and Lean; and Mike Speetzen, Executive Vice President - Finance and CFO. A slide presentation and link to the webcast will be posted on the Polaris Investor Relations website at http://ir.polaris.com.

To listen to the conference call by phone, dial 877-706-7543 in the U.S. and Canada, or 478-219-0273 internationally. The Conference ID is # 45015868.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 855-859-2056 in the U.S. and Canada, or 404-537-3406 internationally.

About Polaris

Polaris Industries Inc. (NYSE: PII) is a global powersports leader with annual 2016 sales of $4.5 billion. Polaris fuels the passion of riders, workers and outdoor enthusiasts with our RANGER®, RZR® and POLARIS GENERAL™ side-by-side off-road vehicles; our SPORTSMAN® and POLARIS ACE® all-terrain off-road vehicles; VICTORY® and INDIAN MOTORCYCLE® mid-size and heavyweight motorcycles; SLINGSHOT® moto-roadsters; and Polaris RMK®, INDY®, SWITCHBACK® and RUSH® snowmobiles. Polaris enhances the riding experience with parts, garments and accessories sold under multiple recognizable brands, and has a growing presence globally in adjacent markets with products including military and commercial off-road vehicles, quadricycles, and electric vehicles. www.polaris.com

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2017 future sales, shipments, net income, and net income per share, and operational initiatives are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations expansion initiatives, product offerings, promotional activities and pricing strategies by competitors; economic conditions that impact consumer spending; acquisition integration costs; product recalls, warranty expenses; impact of changes in Polaris stock price on incentive compensation plan costs; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; performance of affiliate partners; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

(summarized financial data follows)

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF INCOME (LOSS) (In Thousands, Except Per Share Data) (Unaudited)

	Three months ended March 31,
	2017	2016
Sales	$1,153,782	$982,996
Cost of sales	911,291	735,418
Gross profit	242,491	247,578
Operating expenses:
Selling and marketing	114,313	77,241
Research and development	52,005	43,109
General and administrative	75,514	69,580
Total operating expenses	241,832	189,930
Income from financial services	20,430	19,496
Operating income	21,089	77,144
Non-operating expense:
Interest expense	7,914	2,865
Equity in loss of other affiliates	1,900	2,058
Other expense, net	11,608	81
Income (loss) before income taxes	(333)	72,140
Provision for income taxes	2,578	25,251
Net income (loss)	$(2,911)	$46,889

Net income (loss) per share:
Basic	$(0.05)	$0.72
Diluted	$(0.05)	$0.71
Weighted average shares outstanding:
Basic	63,128	65,046
Diluted	64,133	65,982

POLARIS INDUSTRIES INC. CONSOLIDATED BALANCE SHEETS (In Thousands, Except Per Share Data) (Unaudited)

	March 31, 2017	March 31, 2016

Assets
Current Assets:
Cash and cash equivalents	$137,494	$145,763
Trade receivables, net	176,277	124,553
Inventories, net	800,611	710,004
Prepaid expenses and other	81,193	68,224
Income taxes receivable	54,902	28,126
Total current assets	1,250,477	1,076,670
Property and equipment, net	729,063	675,164
Investment in finance affiliate	87,398	99,910
Deferred tax assets	185,887	165,862
Goodwill and other intangible assets, net	786,574	278,483
Other long-term assets	96,600	83,684
Total assets	$3,135,999	$2,379,773
Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of debt, capital lease obligations and notes payable	$2,888	$4,895
Accounts payable	348,016	293,512
Accrued expenses:
Compensation	72,915	60,168
Warranties	109,852	67,207
Sales promotions and incentives	179,587	147,204
Dealer holdback	104,905	111,480
Other	165,890	99,802
Income taxes payable	2,332	9,985
Total current liabilities	986,385	794,253
Long term income taxes payable	26,559	25,150
Capital lease obligations	17,525	20,010
Long-term debt	1,157,328	507,499
Deferred tax liabilities	9,086	13,728
Other long-term liabilities	94,021	76,076
Total liabilities	$2,290,904	$1,436,716
Deferred compensation	9,249	12,190
Shareholders’ equity:
Total shareholders’ equity	835,846	930,867
Total liabilities and shareholders’ equity	$3,135,999	$2,379,773

POLARIS INDUSTRIES INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands, Except Per Share Data) (Unaudited)

	Three months ended March 31,
	2017	2016
Operating Activities:
Net income (loss)	$(2,911)	$46,889
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	44,538	37,894
Noncash compensation	12,336	15,506
Noncash income from financial services	(7,088)	(7,403)
Deferred income taxes	2,565	915
Impairment charges	18,760	—
Other, net	1,900	2,058
Changes in operating assets and liabilities:
Trade receivables	1,372	34,197
Inventories	(48,949)	14,371
Accounts payable	73,091	(9,936)
Accrued expenses	(47,184)	(31,834)
Income taxes payable/receivable	(3,801)	21,304
Prepaid expenses and others, net	6,287	15,047
Net cash provided by operating activities	50,916	139,008
Investing Activities:
Purchase of property and equipment	(38,391)	(54,833)
Investment in finance affiliate, net	13,699	6,566
Investment in other affiliates	(1,694)	(4,408)
Acquisition and disposal of businesses, net of cash acquired	1,644	(54,830)
Net cash used for investing activities	(24,742)	(107,505)
Financing Activities:
Borrowings under debt arrangements / capital lease obligations	478,248	570,832
Repayments under debt arrangements / capital lease obligations	(444,386)	(504,450)
Repurchase and retirement of common shares	(21,807)	(84,949)
Cash dividends to shareholders	(36,384)	(35,430)
Proceeds from stock issuances under employee plans	4,321	8,987
Net cash used for financing activities	(20,008)	(45,010)
Impact of currency exchange rates on cash balances	4,003	3,921
Net increase (decrease) in cash and cash equivalents	10,169	(9,586)
Cash and cash equivalents at beginning of period	127,325	155,349
Cash and cash equivalents at end of period	$137,494	$145,763

POLARIS INDUSTRIES INC. RECONCILIATION OF GAAP "REPORTED" TO NON-GAAP "ADJUSTED" RESULTS (In Thousands, Except Per Share Data) (Unaudited)
	Reported GAAP Measures			Q1 2017 Adjustments(3)			Adjusted Measures
	Q1 2017	Q1 2016	% Change	Victory Wind Down(1)	TAP(2)	Total	Q1 2017	Q1 2016	% Change
Sales
ORV/Snowmobiles	$724,103	$708,103	2%	—	—	—	$724,103	$708,103	2%
Motorcycles	120,289	185,267	(35)%	$5,104	—	$5,104	125,393	185,267	(32)%
Global Adjacent Markets	91,555	74,109	24%	—	—	—	91,555	74,109	24%
Aftermarket	217,835	15,517	1,304%	—	—	—	217,835	15,517	1,304%
Total sales	1,153,782	982,996	17%	5,104	—	5,104	1,158,886	982,996	18%
Gross profit
ORV/Snowmobiles	212,959	205,987	3%	—	—	—	212,959	205,987	3%
% of sales	29.4%	29.1%	+32 bps				29.4%	29.1%	+32 bps
Motorcycles	(19,881)	27,259	(173)%	38,563	—	38,563	18,682	27,259	(31)%
% of sales	(16.5)%	14.7%	-3,124 bps				14.9%	14.7%	+19 bps
Global Adjacent Markets	28,098	20,383	38%	—	—	—	28,098	20,383	38%
% of sales	30.7%	27.5%	+319 bps				30.7%	27.5%	+319 bps
Aftermarket	41,564	4,699	785%	—	12,897	12,897	54,461	4,699	1,059%
% of sales	19.1%	30.3%	-1,120 bps				25.0%	30.3%	-528 bps
Corporate	(20,249)	(10,750)		—	—	—	(20,249)	(10,750)
Total gross profit	242,491	247,578	(2)%	38,563	12,897	51,460	293,951	247,578	19%
Gross profit %	21.0%	25.2%	(417) bps				25.4%	25.2%	+17 bps
Operating expenses	241,832	189,930	27%	(6,017)	(3,303)	(9,320)	232,512	189,930	22%
Other expense, net	11,608	81	NM	(13,000)	—	(13,000)	(1,392)	81	NM

Net income (loss)	$(2,911)	$46,889	(106)%	$41,021	$10,183	$51,204	$48,293	$46,889	3%
Diluted EPS	$(0.05)	$0.71	(107)%	$0.64	$0.16	$0.80	$0.75	$0.71	6%

(1) Represents adjustments for the wind down of Victory Motorcycles, including wholegoods, accessories and apparel
(2) Represents adjustments for a TAP acquisition inventory step-up and TAP integration expenses
(3) The Company used its estimated statutory tax rate of 37.1% for the non-GAAP adjustments, except for the non-deductible items

2016 Reclassified Results: 2016 sales and gross profit results for ORV/Snowmobiles, Motorcycles and Aftermarket are reclassified for the new Aftermarket reporting segment.

2017 Adjusted Guidance: 2017 guidance excludes the pre-tax effect of TAP inventory step-up purchase accounting of approx. $15 million, acquisition integration costs of approx. $15 million, manufacturing network realignment costs of approx. $10-$15 million and the impacts associated with the Victory wind down which is estimated to be in the range of $70 to $90 million in 2017. 2017 adjusted sales guidance excludes any Victory wholegood, accessories and apparel sales and corresponding promotional costs as the Company is in the process of exiting the brand. The Company has not provided reconciliations of guidance for adjusted diluted net income per share, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures. These items include costs associated with the Victory wind down that are difficult to predict in advance in order to include in a GAAP estimate.

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